Exhibit 99.1

Cost Plus, Inc. Reports Second Quarter 2011 Results and Provides Outlook for the Third Quarter

Oakland, CA — August 25, 2011 — Cost Plus, Inc. (NASDAQ: CPWM) today announced financial results for its second quarter ended July 30, 2011 and provided financial guidance for the third quarter and full year of fiscal 2011.

Second Quarter and First Half of Fiscal 2011 Highlights

•	Same store sales for the quarter increased 2.8% on top of a 6.5% increase for the quarter last year

•	Customer count for the quarter increased 5.5% on top of a 5.8% increase for the quarter last year

•	Net loss from continuing operations for the first six months was $10.8 million compared to a net loss of $16.7 million for the first six months last year

•	Non-GAAP EBITDA from continuing operations was $5.0 million for the first six months compared to $1.5 million for the first six months last year

Second Quarter Results from Continuing Operations

Net sales for the second quarter of fiscal 2011 were $197.9 million, a 3.2% increase compared to $191.8 million for the second quarter of fiscal 2010. Same store sales for the second quarter of fiscal 2011 increased 2.8% compared to a 6.5% increase for the second quarter last year. The increase in same store sales for the second quarter was due to an increase in customer count of 5.5% offset by a 2.5% reduction in the average ticket per customer. Year-to-date, net sales were $397.7 million, a 4.5% increase compared to $380.4 million for the same period last year, and same store sales increased 4.2% compared to a 6.1% increase for the same period last year.

Gross profit as a percentage of net sales was 29.8% for the second quarter of fiscal 2011 compared to 31.6% for the second quarter last year. The 180 basis point decrease in gross profit was primarily due to a reduction in merchandise margin, slightly offset by lower occupancy expenses. The decrease in merchandise margin for the second quarter was due to higher promotional markdowns in outdoor furniture which were needed to clear the merchandise in advance of setting the fall schematic. The outdoor business was negatively impacted by a truncated selling season due to the late Easter holiday combined with unseasonal weather and a more promotional retail environment. Year-to-date, gross profit as a percentage of net sales was 30.8% compared to 31.1% for the same period last year.

Barry Feld, President and Chief Executive Officer, commented, “I am pleased with our second quarter results which exceeded our bottom line guidance despite a challenging outdoor season. We correctly anticipated a more promotional environment this year which was further exacerbated by the recent economic conditions. We remain cautiously optimistic about consumer sentiment as we move into the fall season and our third quarter guidance reflects a continuation of increased promotional activity. World Market has proven its ability to weather difficult economic periods by carefully balancing traffic driving activities with tight fiscal discipline to achieve its bottom line financial metrics.”

Selling, general and administrative (SG&A) expenses as a percentage of net sales for the second quarter of fiscal 2011 were 32.7% compared to 33.6% for the second quarter last year. Year-to-date, SG&A expenses as a percentage of net sales were 32.1% compared to 33.2% for the same period last year. The decrease in SG&A expenses as a percentage of net sales for the second quarter and year-to-date was the result of increased leverage on higher sales.

The Company had store closure income of $0.7 million from continuing operations for the second quarter of fiscal 2011. This was due to a payment received from a landlord as the result of a successful early lease termination, partially offset by the costs of closing the store and other lease exit cost adjustments. Year-to-date, the Company had store closure income from continuing operations of $0.4 million compared to costs of $2.7 million for the same period last year. The Company closed five stores in the first six months of fiscal 2011, as compared to relocating one store and closing five stores in the first six months of fiscal 2010. All of the stores closed in the first six months of fiscal 2011 and 2010 are included in continuing operations, and the four stores that closed during the first quarter of fiscal 2011 were lease expirations that had no lease exit costs associated with their closures.

Net loss for the second quarter of fiscal 2011 was $8.0 million or $0.36 per diluted share compared to a net loss of $7.0 million or $0.32 per diluted share for the second quarter of fiscal 2010. Year-to-date, the net loss was $11.4 million compared to a net loss of $17.3 million for the same period last year.

The Company had breakeven non-GAAP earnings before interest taxes depreciation and amortization (“EBITDA”) from continuing operations for the second quarter of fiscal 2011 compared to $2.4 million for the second quarter last year. Year-to-date, EBITDA from continuing operations was $5.0 million compared to $1.5 million for the same period last year.

The Company reduced its borrowings from a year ago by $22.8 million, and ended the quarter with $45.2 million in borrowings and $7.7 million in letters of credit outstanding under its asset-based credit facility compared to $68.0 million in borrowings and $9.9 million in letters of credit at the end of the second quarter last year. The percentage utilization under the credit facility at the end of the second quarter of fiscal 2011 was 39% compared to 59% at the end of the second quarter last year. The revolving credit facility is asset-based and expires in January 2016 and is expected to be paid off in its entirety at the end of the fiscal year. The Company’s liquidity position is sufficient to meet planned expenditures through the next 12 months and the foreseeable future.

Third Quarter and Updated Fiscal 2011 Outlook – Continuing Operations

For the third quarter of fiscal 2011, the Company expects net sales in the range of $197 million to $200 million, based on a same store sales increase in the range of 2% to 4% compared to a same store sales increase of 8.8% for the third quarter of fiscal 2010. For fiscal 2011, the Company expects net sales in the range of $946 million to $956 million, based on a same store sales increase in the range of 4% to 5% compared to a same store sales increase of 7.2% for fiscal 2010.

Gross profit as a percentage of net sales for the third quarter of fiscal 2011 is expected to be in the range of 30.4% to 30.6% compared to 30.7% last year. Gross profit as a percentage of net sales for fiscal 2011 is expected to be in the range of 31.8% to 31.9% compared to 31.7% for fiscal 2010.

The Company is projecting a net loss from continuing operations for the third quarter of fiscal 2011 in the range of $9 million to $8 million or $0.40 to $0.36 per diluted share compared to a net loss from continuing operations of $7.4 million for the third quarter of fiscal 2010. For fiscal 2011, the Company projects net income from continuing operations in the range of $13 million to $15 million or $0.54 to $0.63 per diluted share compared to net income from continuing operations of $4.7 million for fiscal 2010.

For the third quarter of fiscal 2011, the Company is projecting EBITDA from continuing operations in the range of a $1.2 million loss to a $0.4 million loss compared to EBITDA income of $0.4 million for the third quarter of fiscal 2010. For fiscal 2011, the Company is projecting EBITDA from continuing operations in the range of $49 million to $52 million compared to $39.5 million for fiscal 2010.

The Company intends to relocate one store in the third quarter of fiscal 2011 compared to one store opening and one store closure in the third quarter of last year.

Cost Plus, Inc. is a leading specialty retailer of casual home living and entertaining products. As of August 25, 2011, the Company operated 258 stores in 30 states.

The Company’s second quarter earnings conference call will be today, August 25, 2011, at 1:30 p.m. PT. The conference call will be in a “listen-only” mode for all participants other than the sell-side and buy-side investment professionals who regularly follow the Company. The toll-free phone number for the call is 866-272-9941 and the access code is 20704125. Callers should dial in approximately 15 minutes prior to the scheduled start time. A telephonic replay will be available at 888-286-8010, Access Code: 32124814, from 4:30 p.m. PT Thursday, August 25, 2011 to 4:30 p.m. PT on Thursday, September 1, 2011. Investors may also access the live call or the replay over the internet at www.streetevents.com, www.fulldisclosure.com and www.worldmarket.com.

Forward-Looking Statements

This press release contains forward-looking statements that are based on current expectations and are subject to various risks and uncertainties, which could cause actual results to differ materially from those forecasted. Such forward-looking statements include, but are not limited to, statements relating to our third quarter and fiscal 2011 outlook, and our liquidity position for the next 12 months and the foreseeable future. The risks and uncertainties include, but are not limited to: changes in economic conditions that affect consumer spending; changes in the competitive environment; currency fluctuations; timely introduction and customer acceptance of merchandising offerings; foreign and domestic labor market fluctuations; interruptions in the flow of merchandise; changes in the cost of goods and services purchased including fuel, transportation and insurance; a material unfavorable outcome with respect to litigation, claims and assessments; unseasonable weather and other seasonal considerations; the effects associated with terrorist acts; and changes in accounting rules and regulations. Please refer to documents on file with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K, for a more detailed discussion of the Company’s risk factors. The Company does not undertake any obligation to update its forward-looking statements.

Use of Non-GAAP Financial Information

This release references the non-GAAP financial measure of EBITDA. The Company believes that the non-GAAP financial measure allows management and investors to understand and compare the Company’s operating results in a more consistent manner for the second quarter of fiscal 2011 and for the outlook numbers provided for the third quarter and full year of fiscal 2011. The non-GAAP measure presented may not be comparable to similarly titled measures reported by other companies. The non-GAAP measure should be considered supplemental and not a substitute for the Company’s financial results that are recorded in accordance with generally accepted accounting principles for the periods presented.

The following table is a reconciliation of the Company’s net loss from continuing operations to EBITDA from continuing operations for the second quarter and year-to-date periods of fiscal 2011 and 2010:

	Second Quarter		Year-to-Date
	FY11	FY10	FY11	FY10
(In thousands)
Net loss from continuing operations	($7,762)	($6,619)	($10,797)	($16,704)
Add back:
Net interest expense	3,223	2,719	6,304	5,441
Income tax (benefit)/expense	(377)	192	(462)	350
Depreciation and amortization expense	4,929	6,147	9,952	12,364

EBITDA from continuing operations	$13	$2,439	$4,997	$1,451

The following table is a reconciliation of the Company’s projected net income/(loss) from continuing operations to EBITDA from continuing operations for the third quarter and full year of fiscal 2011 compared to actual results for the third quarter and full year of last year:

	Third Quarter			Full Year
(In thousands)	FY11[1] Outlook		FY10	FY11[1] Outlook		FY10
Net income/(loss) from continuing operations	($9,000)	($8,000)	($7,397)	$13,000	$15,000	$4,674
Add back:
Net interest expense	3,300	3,100	2,774	13,000	13,000	11,115
Income tax (benefit)/expense	(400)	(400)	(189)	2,000	3,000	876
Depreciation and amortization expense	4,900	4,900	5,238	21,000	21,000	22,791

EBITDA from continuing operations	($1,200)	($400)	$426	$49,000	$52,000	$39,456

1.	The expected results for fiscal 2011 are provided in the table in a range for the quarter and full year.

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

COST PLUS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts, unaudited)

	Second Quarter
	July 30, 2011		July 31, 2010
Net sales	$197,949	100.0%	$191,795	100.0%
Cost of sales and occupancy	138,932	70.2	131,122	68.4

Gross profit	59,017	29.8	60,673	31.6
Selling, general and administrative expenses	64,643	32.7	64,443	33.6
Store closure income	(710)	(0.4)	(62)	(0.0)

Loss from continuing operations, before interest and taxes	(4,916)	(2.5)	(3,708)	(1.9)
Net interest expense	3,223	1.6	2,719	1.4

Loss from continuing operations before income taxes	(8,139)	(4.1)	(6,427)	(3.4)
Income tax (benefit)/expense	(377)	(0.2)	192	0.1

Net loss from continuing operations	(7,762)	(3.9)	(6,619)	(3.5)
Loss from discontinued operations	(284)	(0.1)	(364)	(0.2)

Net loss	$(8,046)	(4.1)%	$(6,983)	(3.6)%
Net loss per diluted share from continuing operations	$(0.35)		$(0.30)
Net loss per diluted share from discontinued operations	$(0.01)		$(0.02)
Net loss per diluted share	$(0.36)		$(0.32)
Weighted average shares outstanding – diluted	22,223		22,087
New stores opened	0		0

	For the Six Month Period Ended
	July 30, 2011		July 31, 2010
Net sales	$397,659	100.0%	$380,432	100.0%
Cost of sales and occupancy	275,250	69.2	262,231	68.9

Gross profit	122,409	30.8	118,201	31.1
Selling, general and administrative expenses	127,752	32.1	126,356	33.2
Store closure (income)/costs	(388)	(0.1)	2,652	0.7
Store preopening expenses	—	0.0	106	0.0

Loss from continuing operations, before interest and taxes	(4,955)	(1.2)	(10,913)	(2.9)
Net interest expense	6,304	1.6	5,441	1.4

Loss from continuing operations before income taxes	(11,259)	(2.8)	(16,354)	(4.3)
Income tax (benefit)/expense	(462)	(0.1)	350	0.1

Net loss from continuing operations	(10,797)	(2.7)	(16,704)	(4.4)
Loss from discontinued operations	(615)	(0.2)	(590)	(0.2)

Net loss	$(11,412)	(2.9)%	$(17,294)	(4.5)%
Net loss per diluted share from continuing operations	$(0.49)		$(0.75)
Net loss per diluted share from discontinued operations	$(0.03)		$(0.03)
Net loss per diluted share	$(0.52)		$(0.78)
Weighted average shares outstanding – diluted	22,172		22,087
New stores opened	0		1

(more)

COST PLUS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, unaudited)

	July 30, 2011	July 31, 2010
ASSETS
Current assets:
Cash and cash equivalents	$2,803	$2,911
Merchandise inventories, net	191,346	189,180
Other current assets	21,010	17,150

Total current assets	215,159	209,241
Property and equipment, net	138,404	153,424
Other assets, net	5,598	3,858

Total assets	$359,161	$366,523

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$66,236	$56,612
Accrued compensation	13,786	11,668
Revolving line of credit and term loan	45,200	—
Current portion of long-term debt	899	886
Other current liabilities	24,218	27,060

Total current liabilities	150,339	96,226
Revolving line of credit	—	68,000
Capital lease obligations	5,613	6,469
Long-term debt – distribution center lease obligations	111,391	112,290
Other long-term obligations	23,337	26,093
Shareholders’ equity:
Common stock	223	221
Additional paid-in capital	174,294	172,000
Accumulated deficit	(106,036)	(114,776)

Total shareholders’ equity	68,481	57,445

Total liabilities and shareholders’ equity	$359,161	$366,523

Contact:

Jane Baughman

Cost Plus, Inc.

(510) 808-9119

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